Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces Record Revenue of $78.8 Million for the 2007
Fiscal Year

•	Fourth quarter revenue increased 39.5% compared to the same period in 2006
•	Gross margins increased 4.5% for the fourth quarter reaching 26.9% compared to 22.4% in the same period 2006
•	2007 revenue increased 26.9% compared to 2006
•	Gross margin reached 26.3% for the full year 2007, compared to 24.1% in 2006
•	InfoLogix provides guidance of $100 million in revenue and expects to reach profitability in 2008

Hatboro, PA (March 12, 2008) — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the quarter and year ended December 31, 2007.  For the fourth quarter of 2007, the Company reported total revenue of $23.3 million, compared to $16.7 million for the fourth quarter of 2006, an increase of $6.6 million or 39.5%. For the full year 2007, the Company reported total revenue of $78.8 compared to $62.1 million in the full year 2006, an increase of $16.7 million or 26.9%.

Key Operational Highlights in the Fourth Quarter

•	Filled the last remaining key executive position with the addition of Eric N. Rubino as the new Chief Operating Officer; he is the former COO of SAP Americas and Neoware, Inc.
•	Expanded business relationship with Dell to deliver professional services and wireless infrastructure solutions to current and prospective Dell customers in the rapidly growing healthcare market.
•	Integrated the acquisition of the Healthcare Informatics Associates (HIA) business, realizing the benefits of an accretive acquisition.
•	Signed largest international deal to date with healthcare solutions agreement in United Arab Emirates.
•	Increased the number of hospitals served to over 1450 and overall customers served to 2100.
•	Continued development of strategic intellectual property and patent expansion in the mobility and RFID areas.

“We are extremely pleased with the Company’s recent achievements and strong financial performance,” stated David Gulian, President and Chief Executive Officer of InfoLogix.  “Our strong revenue growth and increasing market share have positioned us to capitalize on the rapidly expanding mobility and RFID technology trends in hospitals and commercial businesses.  Based on our 2007 results and our strong first quarter to date we believe the Company will realize over $100 million in revenue and generate a profit in 2008.”

Fourth Quarter 2007 Financial Results

Revenue for the fourth quarter ended December 31, 2007 increased 39.5% to $23.3 million from $16.7 million for the fourth quarter of 2006.

Gross margin increased to 26.9% for the fourth quarter of 2007 compared with 22.4% for the fourth quarter of 2006, primarily the result of an increase in the sale of higher margin professional services, custom software development and third-party software licenses.

Selling, general and administrative (SG&A) expenses totaled $7.7 million for the fourth quarter of 2007 compared with $7.8 million for the fourth quarter of 2006, a decrease of $0.1 million. SG&A expenses, net of non-cash FAS 123(R) expenses in the respective quarters, increased from $5.0 million in the fourth quarter of 2006 to $7.8 million in the fourth quarter of 2007, an increase of $2.8 million, or 56%. For the fourth quarter 2007, the Company recorded a net loss of $1.3 million, or $0.05 per basic and diluted share.

Full Year 2007 Financial Results

Revenue for the year ended December 31, 2007 increased 26.9% to $78.8 million from $62.1 million for the year ended December 31, 2006.  The annual revenue increase was primarily attributed to the expansion of the Company’s healthcare business as the result of the continued expansion of mobile point-of-care solution sales and an increase in mobile solutions sold to commercial customers. Mobile solutions include professional services, custom software development, managed services, and wireless devices and infrastructure.

Gross margin increased to 26.3% for the year ended December 31, 2007 compared with 24.1% for the year ended December 31, 2006.  The increase in gross margin reflected the increased sales of more profitable mobile point-of-care solutions and professional consulting services, partially offset by an increase in lower margin third-party infrastructure.

Selling, general and administrative expenses totaled $25.2 million for 2007 compared with $17.9 million for 2006.  The increase was primarily related to increases in salary, commission and other expenses related to an increased field-sales force and the hiring of key management staff, an increase in professional fees for legal and accounting services, partially offset by lower stock-based compensation expense attributable to options and warrants issued to management in 2006.

At December 31, 2007, InfoLogix had cash and cash equivalents totaling $6.1 million, working capital of $7.1 million, long-term debt of $6.9 million, and stockholders’ equity of $18.5 million.

InfoLogix reported a net loss of approximately $3.2 million, or $0.13 per basic and diluted share for 2007, compared to a net loss of $1.9 million, or $0.14 per share, in 2006.

Outlook

InfoLogix intends to focus on, and make investments in, the following stated strategies for growth and expansion in 2008:

•	Key Acquisitions: Focus on potential acquisitions, similar to the newly acquired AMTSystems and HIA businesses.

•

Organic Revenue Growth: Leverage a newly expanded sales force to facilitate geographic extension and revenue growth, and create further penetration within current and new customers in existing markets.

•

Service Line Mix: Continue to shift service lines in favor of more solution sales and professional services which are higher margin engagements, through our direct accounts and expanded channel program.

•	Proprietary Offerings: Develop and deliver new applications and software offerings centered around mobility and RFID.

•

Optimize Operations: Utilize the experience of Eric Rubino, Chief Operating Officer, to implement the roll-out of newly designed product management approaches and more efficient operations. Throughout his 25-year career, Mr. Rubino has held senior leadership positions with ground-breaking innovators and global information technology leaders, managing thousands of employees and the operations of an enterprise generating over $3 billion in revenue.

“We are excited with the significant accomplishments the Company has made to date and believe that executing on our strategic growth plan will allow the Company to improve on our strong momentum,” continued Mr. Gulian.  “InfoLogix is focused on shifting attention to our higher margin business lines such as solution sales and consulting services.  In addition, we will utilize key management in order to optimize our operations to assure reaching profitability during the second quarter of 2008.  We believe the steps taken in 2007, and our stated plan for 2008, will lead to increased shareholder value.”

Conference Call and Webcast

Management will host a conference call with the investment community today, March 12, 2008 at 4:30 p.m. Eastern time.  Interested parties may participate in the teleconference by pre-registering (This allows participants and speakers to pre-register for the call) at https://www.theconferencingservice.com/prereg/key.process?key=PK34646N6 and dialing 888-713-4216 or 617-213-4868 for international callers.  When prompted, ask for the “Q4 2007 InfoLogix Inc. Earnings Conference Call.”  A telephonic replay may be accessed approximately two hours after the call through March 19, 2008, by dialing 888-286-8010 or 617-801-6888 for international callers and entering the replay access code 71515071#.

The teleconference will be webcast simultaneously on the InfoLogix website at www.infologix.com under Investors: Event Calendar.  The webcast replay will be archived for 12 months.

About InfoLogix

InfoLogix is a leading provider of technology and RFID based intelligence solutions that enable the mobile enterprise. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes for the healthcare industry and the commercial marketplace. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, News America Corporation, Mercedes Benz, Kaiser Permanente, Adventist Health, Universal Health Services, MultiCare Health System, University of California San Francisco, Swedish Medical Center, and Stanford School of Medicine. Founded in 2001 and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information on InfoLogix, please visit: www.infologix.com.

Safe Harbor Statement

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102

Thomas P. Walsh

Alliance Advisors, LLC

212-398-3486

twalsh@allianceadvisors.net

- financial tables follow -

INFOLOGIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FOURTH QUARTERS AND YEARS ENDED DECEMBER 31, 2007 AND 2006

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Revenues	$23,332,012	$16,741,133	$78,773,564	$62,112,744

Cost of revenues	17,065,061	12,992,456	58,049,011	47,162,881

Gross profit	6,266,061	3,748,677	20,724,553	14,949,863

Selling, general and administrative expenses	7,675,818	7,845,052	25,210,547	17,897,567

Operating (loss) income	(1,408,867)	(4,096,376)	(4,485,994)	(2,947,704)

Interest expense (net)	299,294	120,302	414,958	608,746

Income (loss) before income tax benefit	(1,708,161)	(4,216,678)	(4,900,952)	(3,556,450)

Income tax benefit	452,515	1,686,964	1,711,621	1,686,964

Net (loss) income	$(1,255,646)	$(2,529,714)	$(3,189,331)	$(1,869,486)

(Loss) earnings per share:
Basic	$(0.05)	$0.02	$(0.13)	$(0.14)
Diluted	$(0.05)	$0.02	$(0.13)	$(0.14)

Weighted average shares outstanding:
Basic and diluted	24,901,667	16,479,966	24,173,182	13,503,170

INFOLOGIX, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

ASSETS

	2007	2006
Currents assets:
Cash and cash equivalents	$6,100,995	$12,882,044
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $409,267 and $120,000 as of December 31, 2007 and 2006, respectively)	20,301,369	11,797,265
Unbilled revenue	1,052,154	—
Inventory, net	1,898,870	2,292,153
Prepaid expenses and other current assets	603,017	841,843
Deferred tax assets-short-term	451,263	311,478
Total current assets	30,407,668	28,124,783

Property and equipment, net	1,246,827	1,200,681
Intangible assets, net	14,029,743	1,111,633
Deferred tax assets - long-term	2,955,822	1,375,486
Deferred financing costs	57,224	—

Total assets	$48,697,284	$31,812,581

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,650,237	$6,584,489
Line of credit	9,958,944	5,954,672
Current portion of notes payable — bank	626,988	833,333
Current portion of capital lease obligations	139,335	116,973
Sales tax payable	299,246	342,064
Accrued expenses	3,560,152	767,967
Deferred revenue	74,680	—
Total current liabilities	23,309,582	14,599,498

Notes payable - bank, net of current maturities	6,817,631	1,194,445
Capital lease obligations, net of current maturities	93,968	130,378
Total liabilities	30,221,181	15,924,321

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Capital stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 24,909,301 shares and 23,595,663 shares at December 31, 2007 and 2006, respectively	249	236
Additional paid in capital	23,579,533	17,802,373
Retained earnings (deficit)	(5,103,679)	(1,914,349)
Total stockholders’ equity	18,476,103	15,888,260

Total liabilities and stockholders’ equity	$48,697,284	$31,812,581

INFOLOGIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2007	December 31, 2006
Operating activities:
Net income (loss)	$(3,189,331)	$(1,869,486)
Adjustments to reconcile net income (loss) to operating cash flow:
Depreciation and amortization	1,666,826	1,319,845
Allowance for doubtful accounts receivable	289,267	20,000
Inventory obsolescence	285,978	123,965
Amortization of deferred financing costs	10,698	—
Loss on sale of property and equipment, net	273,864	—
Stock based compensation and other payments	893,910	2,773,434
Deferred income tax benefit	(1,720,121)	(1,686,964)
Changes in:
Accounts receivable and unbilled revenue	(8,716,759)	(1,594,241)
Unbilled revenue	(1,052,154)	—
Finished goods inventory	42,353	(504,099)
Prepaid expenses and other current assets	282,107	(507,392)
Accounts payable	1,893,532	(551,467)
Sales tax payable	(42,818)	70,674
Accrued expenses	2,133,352	118,924
Deferred revenue	74,680	(186,397)
Net cash provided by (used in) operating activities	(6,874,617)	(2,473,204)
Investing activities:
Cash acquisitions - AMT, HIA, DDMS business assets	(3,088,576)	—
Acquisition of property, equipment and intangibles	(1,974,462)	(1,382,535)
Net cash used in investing activities	(5,063,038)	(1,382,535)
Financing activities:
Proceeds from long-term debt	2,000,000	2,500,000
Repayment of long-term debt	(801,412)	(1,160,597)
Net borrowings from line of credit	4,004,270	1,511,345
Deferred financing costs	(46,253)	—
Repayment of notes payable—stockholders	—	(800,000)
Common stock issued for cash, net of offering costs	—	14,979,149
Dividends paid to stockholders	—	(740,015)
Net cash provided by financing activities	5,156,605	16,289,882
Net change in cash and cash equivalents	(6,781,048)	12,434,143
Cash and cash equivalents at beginning of year	12,882,044	447,901
Cash and cash equivalents at end of year	$6,100,996	$12,882,044
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$872,600	$664,543
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Capital lease obligation incurred for new equipment	$125,455	$—